EXHIBIT 10.6

Pinnacle Bankshares Corporation

Base Salaries of Named Executive Officers of the Registrant

As of March 25, 2005, the following are the base salaries (on an annual basis) of the named executive officers of Pinnacle Bankshares Corporation:

Robert H. Gilliam Jr.	$156,800
President and Chief Executive Officer

Carroll E. Shelton	$94,050
Senior Vice President

Bryan M. Lemley	$65,520
Secretary, Treasurer and Chief Financial Officer